Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (a) the use in this Post-Effective Amendment No. 11 to Registration Statement No. 333-71081 on Form N-4 of our report dated February 23, 2004, except for Note 13 as to which the date is December 6, 2004, relating to the financial statements of Pacific Life & Annuity Company as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the subsequent event that occurred on November 29, 2004 as is described in Note 13) which is included in the Supplement to the Statement of Additional Information of Pacific Innovations Select Separate Account A of such Registration Statement; (b) the incorporation by reference in the Statement of Additional Information of Pacific Innovations Select Separate Account A, which is incorporated by reference in this Registration Statement, of our report dated February 24, 2004, relating to the statements of assets and liabilities of Separate Account A as of December 31, 2003, and the related statements of operations for the year then ended, the statements of changes in net assets and the financial highlights for the period from commencement of operations to December 31, 2002 and the year ended December 31, 2003, appearing in the Annual Report of Separate Account A dated December 31, 2003; (c) the reference to us under the heading “Independent Auditors” appearing in the Statement of Additional Information of Pacific Innovations Select Separate Account A, which is incorporated by reference in this Registration Statement; and (d) the reference to us under the heading “Financial Highlights” in the Prospectus of Pacific Innovations Select Separate Account A, which is incorporated by reference in this Registration Statement.

DELOITTE & TOUCHE LLP
Costa Mesa, California
December 29, 2004